UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

January 22, 2026

ONCOTELIC THERAPEUTICS, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-21990	13-3679168
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

29397 Agoura Road, Suite 107

Agoura Hills, CA 91301

(Address of principal executive offices and Zip Code)

Registrant’s telephone number, including area code

(650) 635-7000

Not applicable.

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of class	Trading Symbols	Name of each exchange on which registered
N/A	OTLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement.

On January 22, 2026, Oncotelic Therapeutics, Inc. (the “Company”) the Company entered into restricted stock agreement (the “RSA”) with Dr. Vuong Trieu, our chief executive officer. Under the terms of the RSA the Company will issue to Dr. Trieu, subject to adjustment, up to 26,512 shares of the Company’s convertible Series A Preferred Stock, par value $0.01 per preferred share (“Preferred Stock”), based to the achievement of certain performance milestones related to improving the Company’s capital structure. Each share of Preferred Stock is convertible into 1,000 shares of the Company’s common stock, par value $0.01 per share of common stock (“Common Stock”) upon conversion.

The Preferred Stock under the RSA will vest based on the achievement of four milestones:

(1) converting the Company’s outstanding $2,175,000 2023 PPM Notes into new units (the “2025 Units”), with each 2025 Unit comprised of (a) a $25,000 note issued by the Company bearing annual interest at the rate of 12% and due and payable on the 2-year anniversary of the final closing of the offering and convertible into 250,000 shares of the Company’s Common Stock, plus (b) 250,000 two year warrants to purchase one share of the Company’s Common Stock at $0.12 per share;

(2) completing an additional tranche of $350,000 or more in secured convertible debt with Mast Hill Fund, L.P. together with the Company’s market cap reaching a level of $45.0 million;

(3) the conversion of approximately $3.3 million of short term loans held by Autotelic, Inc., a related party in which Dr. Trieu is the chief executive officer, which are currently due and payable, into the 2025 Units; and

(4) the repayment of $2,175,000 in notes underlying the 2025 Units.

Dr. Trieu has achieved the first milestone and shall receive 4,426 shares of Preferred Stock for this first milestone. In addition, Dr. Trieu can receive an additional 22,086 shares of Preferred Stock, which will vest in 3 tranches a total of 7,362 shares of Preferred Stock per milestone achieved. The issuance of the Preferred Stock is approximately 4.99% of the Common Stock outstanding on the date of the RSA and the shares underlying each milestone is approximately 1.663% of the Common Stock outstanding shares. If on the date of the achievement of the specific milestone, the Common Stock outstanding exceeds the 1.663% per milestone, then Dr. Trieu will be eligible to be issued additional shares or Preferred Stock such that his ownership for under the RSA will not be less than 1.663%.

The foregoing description of the RSA is qualified in its entirety by reference to the full text of the form of such amendment, a copy of which is attached as Exhibit 10.1, with our Current Report on Form 8-K, and each of which is incorporated herein in its entirety by reference.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

See Item 1.01 above

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description	Incorporation by reference

10.1	Restricted Stock Award	Filed herewith

104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Oncotelic Therapeutics, Inc.

Date: January 26, 2026		/s/ Vuong Trieu
	By:	Vuong Trieu
Chief Executive Officer

-3-